Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of this 17 day of December, 2013 by and between MARK G. TOWNSEND, a natural person (“Seller”) and LONE STAR GOLD, INC., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller individually and through Channeland Entertainment Group, Inc., a Texas corporation, is engaged in the business of media production and technology (the “Business”); and

WHEREAS, Seller desires to sell substantially all of its assets to Buyer, and Buyer desires to purchase those assets and assume certain specified liabilities of the Business, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the respective warranties, representations, covenants and agreements hereinafter set forth, Seller and Buyer hereby mutually agree as follows:

1.      Purchased Assets. Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date (as defined in section 4 hereof), all of the right, title and interest of Seller in and to all of the following assets (the “Purchased Assets”) which are owned and/or used by Seller in connection with the Business, free and clear of all security interests, liens, claims and other encumbrances:

all cash and marketable securities (equal in amount to the book value of all Assumed Liabilities contemplated in section 2(a) hereof), licenses, accounts receivable, prepaid expenses, inventory, equipment including all phone systems, fixtures and furniture, customer and supplier lists, phone numbers, trademarks, trade names, corporate names, service marks, trade secrets, proprietary data, and other intellectual property rights as listed in Schedule 2(c), leases and contracts set forth as Assumed Liabilities and contemplated in section 2(b) and Schedule 2(b) attached hereto and made a part hereof, and books and records.

The Purchased Assets shall not include, and Seller shall retain, all of its cash, certificates of deposit and marketable securities which in the aggregate exceed the book value of the amount of Assumed Liabilities contemplated in section 2(a).

2.      Liabilities Assumed by Buyer. Buyer and Seller agree that Buyer shall not assume, nor shall Buyer in any way be responsible for, any liability, obligation, claim or commitment, contingent, actual or otherwise, known or unknown, of Seller or any of its shareholders, directors, officers, employees or agents, it being expressly understood and agreed that Seller shall continue to be responsible for any and all liabilities, obligations, claims or commitments of Seller or the Business entered into on or prior to the Closing Date, including but not limited to, any sales, income, payroll or other taxes, obligations to other creditors including vendors, employees and customers or other liabilities, obligations, claims or commitments of the Seller incurred in connection with the transactions contemplated hereby. Notwithstanding the preceding sentence, Buyer agrees that it will, on the Closing Date, assume and agree to perform and discharge solely and only the following liabilities, obligations, claims or commitments of Seller (the “Assumed Liabilities”): (a) trade accounts payable recorded on Seller’s balance sheet and set forth on Schedule 2(a), and (b) those leases, licenses, agreements and contracts set forth on Schedule 2(b).

3.      Purchase Price and Payment. The purchase price (the “Purchase Price”) for the Purchased Assets and Assumed Liabilities shall be the sum of Three Hundred Fifty Thousand Dollars ($350,000.00). The Purchase Price shall be payable by execution and delivery on the Closing Date of a promissory note substantially in the form of Exhibit 3(b) hereto (the “Note”).

The parties shall agree on or prior to the Closing to allocate the Purchase Price shall be allocated among the Purchased Assets in accordance with section 1060 of the Internal Revenue Code of 1986, as amended, and not to take any inconsistent position on any tax return or filing.

4.      Closing.

A.           The Closing (“Closing” or “Closing Date”) of the transactions contemplated hereby shall take place at the office of Sonfield & Sonfield, at 10:00 o’clock AM CST on the 26th day of December 2013, or at such other place, time or date as shall be mutually agreed upon by Seller and Buyer, including an “attorney escrow closing by mail”.

B.           At the Closing, Seller shall deliver to Buyer the following:

(i)   a bill of sale in form and substance satisfactory to Buyer and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer, free and clear of all security interests, liens, claims and encumbrances;

(ii)   an assignment and assumption agreement in form and substance satisfactory to Buyer duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)   assignments in form and substance satisfactory to Buyer and duly executed by Seller, transferring all of Seller's right, title and interest in and to all intellectual property rights to Buyer;

(ii)    all appropriate instruments granting to Buyer the right to the use of the corporate and trade name “Channeland Entertainment Group, Inc.” and all other trade names and trademarks owned or used by Seller in connection with the Business;

(iii)   such other instrument or instruments of transfer, if any, as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Purchased Assets;

(iv)    delivery of Required Consents (as defined in section 7(b); and

(v)     delivery of all UCC-3 termination statements and all other documents and instruments necessary to release and discharge all liens, claims, security interests and other encumbrances on all Purchased Assets.

C.           At the Closing, Buyer shall deliver to Seller the following:

(i)      the Note; and

(iii)    an assumption agreement to assume the Assumed Liabilities.

5.      Representations, Warranties and Covenants of Seller. Seller hereby represents and warrants, and from and after this date, covenants to Buyer as follows:

(a)           Organization and Authority. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller has been duly authorized and approved by its sole shareholder and its Board of Directors, and will not violate its Articles of Incorporation, By-Laws, or any agreement to which it is a party or by which it is bound or any law, rule, regulation or court order. This Agreement, and all other instruments, documents and agreements to be delivered by Seller in connection therewith, are the legal, valid and binding obligation of Seller enforceable in accordance with its, and their terms.

(b)           Title. Seller has good and marketable title to all of the Purchased Assets, free and clear of any liabilities, obligations, claims, security interest, liens or encumbrances.

(c)           Financial Statements. All financial statements (including balance sheets, income and cash flow statements) previously delivered to Buyer by Seller fairly present the financial condition of Seller for the time period presented. All such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied (“GAAP”) (except (i) that such statements are on the cash basis method of accounting and (ii) for interim statements which are subject to normal year-end adjustments) and present fairly in all material respects the financial condition and results of operations of the Seller for the respective periods indicated.

(d)           No Material Liabilities. Seller is not subject to any material liability (including, without limitation, un-asserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the respective balance sheets, other than (a) liabilities of the same nature as those set forth in such balance sheet and incurred in the ordinary course of Seller’s business after the date indicated and (b) those items not required to be accrued, footnoted or otherwise reserved for or disclosed under GAAP.

(e)           No Material Adverse Change. Since June 30, 2013, there has been (i) no material adverse change in the Seller or the Business, or its financial condition or prospects except as noted in the financial statements set forth in section 5(c), and (ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect the assets or properties of the Seller or the Business. Since June 30, 2013, the Seller has conducted its business only in the ordinary course and in conformity with past practice.

(f)           Taxes. Seller has timely filed all required federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns, declarations and reports which are required to be filed on or before the date hereof and has paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable except for taxes which it has contested in good faith.

(g)           Litigation. There is no litigation or proceeding or governmental investigation pending or, to the knowledge of Seller, threatened against Seller or relating to the Purchased Assets or the Business.

(h)           Compliance with Laws. Since January 1, 2013, Seller has complied in all material respects with all federal, state and local laws, statutes, rules, regulations, ordinances and codes, and has received no written notice from any governmental agency asserting that a violation has or may have occurred.

(i)           No Defaults. All leases, agreements and other contracts constituting the Assumed Liabilities are in full force and effect, with no default or breach existing or which would occur but for the existence of notice or the lapse of time.

(j)           Equipment. Each item of tangible equipment comprising the Purchased Assets is in working order and repair, ordinary wear and tear excepted.

(k)           Completeness of Assets. The Purchased Assets, except for the Excluded Assets, comprise all of the assets which are necessary to conduct the Business in the manner that it has been previously conducted.

6.      Representations, Warranties and Covenants of Buyer. Buyer hereby represents and warrants, and from and after this date covenants to Buyer as follows:

(a)           Organization and Authority. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer has been duly authorized and approved by its sole shareholder and its Board of Directors, and will not violate its Articles of Incorporation, By-Laws, or any agreement to which it is a party or by which it is bound or any law, rule, regulation or court order. This Agreement, and all other instruments, documents and agreements to be delivered by Buyer in connection therewith, are the legal, valid and binding obligation of Buyer enforceable in accordance with its, and their terms.

7.      Actions Prior to the Closing Date. The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

(a)           Investigation of Seller by the Buyer. Seller shall afford to the officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) of the Buyer a full and complete opportunity to conduct and complete its acquisition review and analysis of the Purchased Assets and Assumed Liabilities (the “Acquisition Review”), including a review of Seller’s books and records, financial information, contracts and agreements (including all non-competition and non-solicitation covenants binding on Seller or its employees), inspection and review of the physical operations of the Seller’s business, and the right to contact and communicate with Seller’s vendors, creditors, customers, employees, independent contractors and others having a business relationship with Seller. Buyer agrees that it will keep and maintain any and all information obtained by it, its agents, and counsel, confidential, and will not make use of any such information other than for its evaluation of the proposed transaction.

(b)           Consents and Approvals. Seller shall use its best efforts promptly to obtain all consents and amendments from parties to leases, contracts, licenses and other agreements set forth on Schedule 2(b) which require consent, together with estoppel letters from parties to material agreements (the “Required Consents”).

(c)           Exclusive Dealing. Seller and its affiliates shall deal exclusively with the Buyer with respect to the sale of the Purchased Assets and the Business. Seller shall not solicit, encourage or entertain offers or inquiries (nor shall Seller or any of its affiliates authorize or permit any director, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other possible acquiring companies, persons or entities, provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of all or substantially all of Seller’s assets or stock or any interest therein.

(d)           Seller’s Employees. On and as of the Closing Date, Seller will take all action necessary to terminate the employees of the Business and shall pay such employees all sums (whether payroll, bonus, severance, vacation or otherwise) due to them through the close of business on the Closing Date. Prior to Closing, Buyer may at its sole discretion, interview and discuss employment opportunities with Seller’s employees and within ten (10) days prior to Closing, Buyer may offer employment to any of Seller’s employees on terms and conditions unilaterally determined by Buyer, effective on the Closing Date.

(e)           Non-Compete/Non-Solicitation. Seller, and its affiliates, shall not, individually or as a consultant, shareholder, partner, joint venturer, director, officer, agent or otherwise, engage in any of the following actions:

(i)      for a three (3) year period following the Closing, solicit, call on or contact any past (within the past 12 months) or present customers, suppliers or employees of Seller with respect to the Business; or

(ii)      for a two (2) year period following the Closing, engage in any activity competitive with the Business as now conducted in the United States and Canada.

In addition, Seller shall keep and maintain all confidential and proprietary information of Seller, including without limitation, financial statements, customer and supplier lists, pricing information, sales and purchases margins and practices, methods of telephone solicitation and similar information regarding the business and affairs of Seller, confidential and shall not disclose such information to any third person or exploit such information personally except as required under law, or if such information is in the public domain.

Seller understands and agrees that this section is critical to this Agreement, and in the event that Seller commits a breach of this section, Buyer shall have the non-exclusive right and remedy to have this section specifically enforced to the extent permitted by any court of competent jurisdiction, it being acknowledged and agreed that any breach or threatened breach will cause immediate irreparable injury to Buyer and that monetary damages will not provide an adequate remedy at law. If any of the provisions contained herein are construed to be invalid or unenforceable in any jurisdiction, (x) the same shall not affect the remainder of the provisions or the enforceability thereof, which shall be given full force and effect and (y) the court making such determination shall have the power to reform the duration and/or scope of such section.

8.      Conditions Precedent to Obligations of Seller. The obligations of the Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

(a)           No Misrepresentation or Breach of Representations, Warranties and Covenants. There shall have been no breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Seller; and there shall have been delivered to the Seller a certificate or certificates to that effect, dated the Closing Date, signed by the Buyer, by its President.

(b)           Corporate Action. Buyer shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Buyer shall have furnished the Seller with certified copies of the resolutions adopted by the Board of Directors and the Sole Shareholder of Buyer, in form and substance reasonably satisfactory to counsel for the Seller, in connection with such transactions.

(c)           No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(d)           Other Documentation. Seller shall have received all of the documents and showings required to be delivered by the Buyer at the Closing pursuant to section 4(C).

9.      Conditions Precedent to Obligations of Buyer. The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

(a)           No Misrepresentation or Breach of Representations, Warranties and Covenants. There shall have been no breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer; and there shall have been delivered to the Buyer a certificate or certificates to that effect, dated the Closing Date, signed by the Seller, by its President.

(b)           Corporate Action. Seller shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Seller shall have furnished the Buyer with certified copies of the resolutions adopted by the Board of Directors and the Sole Shareholder of Seller, in form and substance reasonably satisfactory to counsel for the Buyer, in connection with such transactions.

(c)           No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(d)           Acquisition Review. Buyer shall have been satisfied, in its own discretion, with its Acquisition Review.

(e)           Other Documentation. Buyer shall have received all of the documents and showings required to be delivered by the Seller at the Closing pursuant to section 4(B).

10.     Mutual Indemnification.

A.           Seller hereby agrees to indemnify and hold the Buyer, and its shareholders, directors, officers, employees and agents, harmless from and against any and all claims, suits, actions, judgments, liability, losses, damages, fines, penalties, costs and expenses, including without limitation, reasonable attorneys’ fees and costs arising out of or relating to any event, condition, contract, obligation, act, omission, non-fulfillment, non-Assumed Liability, breach, inaccuracy or non-fulfillment of any representation, warranty, covenant or agreement with respect to any of the terms of this Agreement, and any agreement between Seller and/or its shareholder and any other person, firm or corporation. Seller acknowledges and agrees that Buyer may withhold from and offset any payments due under the Note by the amount due Buyer under this section.

B.  Buyer hereby agrees to indemnify and hold harmless the Seller, and its shareholders, directors, officers, employees and agents, from and against any and all claims, suits, actions, judgments, liability, losses, damages, fines, penalties, costs and expenses, including without limitation, reasonable attorneys’ fees and costs arising out of or relating to any event, condition, contract, obligation, act, omission, non-fulfillment, Assumed Liability, breach or misrepresentation of warranty, representation, covenant or agreement with respect to any of the terms of this Agreement.

11.     Other Provisions.

A.           All notices for which provision is made in this Agreement shall be given in writing either by actual delivery of the notice into the hands of the party entitled to the notice or by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given on the date of its mailing, addressed as follows:

If to Seller:	8306 Ramblebrook Ct.
Humble, Texas 77396-3490
Telephone: (832)599-9551
E-mail: markgtownsend@aol.com
Attention: Mark G. Townsend
with a copy to:	James D. Pierce, Esq.
Telephone: (713) 650-0150
Facsimile: (713) 650-0146
E-mail: jim@jamespierce.com
If to Buyer:	Lone Star Gold, Inc.
6565 Americas Parkway NE
Suite 200
Albuquerque, New Mexico 87110
Telephone: (505) 563-5828
Attention: Daniel M. Ferris
with a copy to:	Sonfield & Sonfield
Telephone: (713)877-8333
Facsimile: (713)877-1547
E-mail: robert@sonfield.com
Attention:	Robert L. Sonfield, Jr.

B.           The terms and provisions hereof shall inure to the benefit of and be binding upon the undersigned and each of them and their respective successors and assigns.

C.           The invalidity or unenforceability of any of the provisions hereof shall not affect the validity or enforceability of the remainder hereof.

D.           This Agreement together with all of the Exhibits, Schedules and other documents referred to herein constitutes the entire Agreement between the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, regarding the subject matter hereof, and may only be changed or modified in writing.

E.           All of the representations, warranties, covenants, agreements, terms and provisions of this Agreement shall survive the Closing Date.

This Agreement is intended to be performed in the State of Texas and shall be governed by and construed and enforced in accordance with the laws of that state.

This Agreement is intended for the benefit of the parties hereto and is not intended to benefit any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date and year first above written.

BUYER: Lone Star Gold, Inc. By: /s/ Daniel M. Ferris ________________________________ Daniel M. Ferris, President and CEO	SELLER: /s/ Mark G. Townsend __________________ Mark G. Townsend

EXHIBIT

Number	Description
3(b)	Note
SCHEDULES
2(a)	Trade Accounts Payable
2(b)	Assumed Leases, Licenses, Agreements and Contracts
2(c)	Purchased Assets

EXHIBIT 3(B)

PROMISSORY NOTE

$350,000.00	December 17, 2013

Lone Star Gold, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of Mark G. Townsend, in lawful money of the United States of America, the principal sum of Three Hundred Fifty Thousand Dollars ($350,000.00) with annual interest at four percent (4.0%).  This Note shall be repaid in sixty (60) consecutive equal monthly installments of principal and interest commencing not less than three (3) years from the date of issuance and ending sixty (60) months thereafter, each such monthly principal and interest installment being calculated at the time of payment being due.

Maker shall have the right to prepay this Note, in whole or in part, without premium or penalty.  All prepayments shall be applied to the next required monthly payments under this Note.

All payments hereunder shall be paid to Payee at the office of Payee or at such other place or places as the Payee or legal holder may from time to time designate in writing.

At the election of the Payee or legal holder hereof and without notice, demand or legal process, the indebtedness remaining unpaid hereon shall become at once due and payable at the place of payment aforesaid in case of default (“Default”) as follows: (i) in the payment, when due and payable, of any payment of principal or interest hereunder or in any other debt of Maker to Payee, or any portion thereof, in accordance with the terms hereof after a ten (10) day grace period or (ii) the filing by Borrower of a voluntary petition in bankruptcy under the Bankruptcy Reform Act of 1978, as amended or succeeded by a similar statute, the filing against Borrower of an involuntary petition in bankruptcy under the Bankruptcy Reform Act of 1978, as amended or succeeded by a similar statute which petition is not stayed or dismissed within sixty (60) days, or an assignment for the benefit of creditors by Borrower. In the event of a Default, the Payee or legal holder hereof shall be entitled to (a) interest on all overdue payments at the Rate plus five percent (5.0%) and (b) reasonable costs and expenses of collection, including reasonable attorneys’ fees.

This Note is delivered pursuant to and subject to the terms of an Asset Purchase Agreement (the “Purchase Agreement”), dated December ___, 2013 by and between Maker and Payee.  It is understood and agreed that in the event that Payee owes any sums to Maker pursuant to section 10(A) of the Purchase Agreement, Maker may offset against the next due and owing payments under this Note any amounts that are owed by Payee, and the amount owed under this Note shall be reduced accordingly.

No delay or admission on the part of Payee or any holder hereof in exercising any right or option herein given to such Payee or holder shall impair such right or option or be considered as a waiver or acquiescence in any default hereunder.  Maker hereby waives presentment, demand, notice of dishonor and protest; agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses incurred by Payee in endeavoring to collect any amount payable hereunder; and recognizes that Payee may demand payment of this Note on the date of maturity hereof.  Maker agrees that any action or proceeding to enforce this Note may be commenced in the courts of the State of Texas or the U.S. Federal District Court for the Southern District of Texas.

This Note shall be construed in accordance with the laws of the State of Nevada.

Lone Star Gold, Inc.

By: /s/ Daniel M. Ferris
Daniel M. Ferris, President and CEO

SCHEDULE 2(a)

TRADE ACCOUNTS PAYABLE

SCHEDULE 2(b)

LEASES, LICENSES, AGREEMENTS AND CONTRACTS

SCHEDULE 2(c)

ACQUIRED ASSETS AND REAL PROPERTY

Description and estimated current valuation:

▪	Mac tower with 8 cores and 10 gig of ram - $2,500

▪	MacBook Pro with recording software - $5,000

▪	Software and sound libraries - $25,000

▪	Mackie hr824 studio monitors with sub - $2,000

▪	Avalon VT737sp mic Pre - $2,000

▪	Universal audio 2-1176 - $2,000

▪	Studio furnishings - $2,000

▪	Various tube / condenser microphones - $3,000

▪	August forester grand piano model 215 - $61,411

▪	Various stands / cables / furnishings - $1,000

▪	Various publishing interests - $90,000

o	Copyright on songs (total of approximately 100 songs that have historically generated revenue)

o	Royalties on joint venture projects

o	Producer royalties

▪	Television show "coffeehouse" pilot and four episodes - $100,000

▪	D/B/A “Channeland Entertainment Group” in Harris County, Texas

▪	Channeland.com domain registration